As filed with the Securities and Exchange Commission on June 1, 2016
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PTC INC.
(Exact name of registrant as specified in its charter)

Massachusetts	04-2866152
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

140 Kendrick Street, Needham, MA 02494
(Address of Principal Executive Offices) (Zip Code)

2016 Employee Stock Purchase Plan
(Full title of Plan)

Aaron C. von Staats
Corporate Vice President, General Counsel & Secretary
PTC Inc.
140 Kendrick Street
Needham, Massachusetts 02494
(Name and address of agent for service)

(781) 370-5000
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $.01 par value	2,000,000 shares	$35.86(1)	$71,720,000(1)	$7,222.20

(1)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933, and based on the average of the high and low sale prices of the Common Stock as reported by the NASDAQ Global Select Market on May 31, 2016.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:
(a) Our latest annual report on Form 10-K filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

(b) All other reports we have filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above.

(c)            The description of our Common Stock, par value $.01 per share (the "Common Stock"), contained in our registration statement on Form 8-A, filed with the Commission on October 26, 1989, under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed after the date of this Registration Statement by us pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act and prior to the filing of a post-effective amendment that indicates that all shares of Common Stock offered hereunder have been sold or which deregisters all shares of Common Stock remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.
As permitted by the Massachusetts Business Corporation Act ("MBCA"), PTC's Articles of Organization provide that no director shall have personal liability to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director except to the extent that such exculpation is not permitted under the MBCA. Accordingly, PTC's Articles of Organization do not eliminate or limit the liability of a director (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for improper distributions to the stockholders, or (d) for any transaction from which the director derived an improper personal benefit.
As also permitted by the MBCA, PTC's Articles of Organization provide that PTC shall indemnify each person who is, or who is threatened to be made, a party to a legal proceeding because of his or her status as a director or officer of PTC, or who serves at PTC's request as a director or officer of another organization or in any capacity with respect to an employee benefit plan of PTC, against all expenses, judgments and fines, including amounts paid in settlement, incurred by him or her in connection with such proceeding unless in any proceeding it shall have been finally adjudicated, or it has otherwise been determined, that such person did not act in good faith in the reasonable belief that his or her action was in the best interest of PTC or, to the extent that such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan. Furthermore, the MBCA would not permit such indemnification in the case of a criminal proceeding unless such person had no reasonable cause to believe his or her conduct in the matter was unlawful. Such indemnification shall include payment by PTC of expenses incurred in defending any such proceeding in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of the person indemnified to repay such advance if he or she shall be adjudicated to be not entitled to indemnification, which undertaking may be accepted without reference to the financial ability of such person to make repayment. PTC's Articles contain certain procedural and other provisions that provide additional protection for persons seeking indemnification.
The indemnification provided for in PTC's Articles is not exclusive of any other rights to indemnification to which a director or officer may be entitled, shall continue as to an indemnitee who has ceased to be a director or officer, and inures to the benefit of the estate, heirs, executors, and administrators of such a person. PTC is also specifically authorized to enter into agreements with officers and directors providing indemnification rights and procedures different from those set forth in the Articles.
The MBCA mandates indemnification for reasonable expenses, regardless of whether an individual has met a particular standard of conduct, in connection with proceedings in which a director or officer is wholly successful, on the merits or otherwise. Furthermore, the MBCA provides that a court may direct a corporation to indemnify a director or officer if the court determines that it is fair and reasonable to indemnify such person regardless of whether he or she met the relevant standard of conduct.
PTC maintains an insurance policy on behalf of the directors and officers of PTC and its subsidiaries covering certain liabilities that may arise as a result of the actions of said directors and officers.

Item 7. Exemption from Registration Claimed.

 Not Applicable.

Item 8. Exhibits.

See Exhibit Index immediately following signature pages.
Item 9. Undertakings.
(a)	We hereby undertake:
(1)                  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in this registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by us pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.
(2)                  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)            We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions referred to in Item 6 hereof, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Needham, Massachusetts, on the 1st day of June, 2016.

PTC INC.

By:	/s/James E. Heppelmann
James E. Heppelmann
Chief Executive Officer

Power of Attorney

We, the undersigned officers and directors of PTC Inc. hereby severally constitute Aaron C. von Staats, Esq., and Matthew C. Dallett, Esq., and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all subsequent amendments to said Registration Statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable PTC Inc. to comply with all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by said attorneys, or any of them, to said registration statement and any and all amendments thereto.

WITNESS our hands and common seal on the date set forth below.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date
(i)	Principal Executive Officer:
/s/James E. Heppelmann
	James E. Heppelmann	Chief Executive Officer	June 1, 2016

(ii)	Principal Financial and Accounting Officer:

/s/Andrew D. Miller
	Andrew D. Miller	Chief Financial Officer	June 1, 2016

	Signature	Title	Date
(iii)	Board of Directors:

	/s/Robert Schechter	Chairman of the Board of Directors	June 1, 2016
Robert Schechter

	/s/Janice Chaffin	Director	June 1, 2016
Janice Chaffin

	/s/Phillip Fernandez	Director	June 1, 2016
Phillip Fernandez

	/s/Donald Grierson	Director	June 1, 2016
Donald Grierson

	/s/James Heppelmann	Director	June 1, 2016
James Heppelmann

	/s/Klaus Hoehn	Director	June 1, 2016
Klaus Hoehn

	/s/Paul Lacy	Director	June 1, 2016
Paul Lacy

	/s/Renato Zambonini	Director	June 1, 2016
Renato Zambonini

Exhibit Index

Exhibit Number	Description

4.1
Restated Articles of Organization of PTC Inc. adopted August 4, 2015 (filed as Exhibit 3.1 to our Annual Report on Form 10-K for the fiscal year ended September 30, 2015 (File No. 0-18059) and incorporated herein by reference).

4.2
By-Laws, as amended and restated, of PTC Inc. (filed as Exhibit 3.2 to our Quarterly Report on Form 10-Q for the fiscal quarter ended March 29, 2014 (File No. 0-18059) and incorporated herein by reference).

5.1	Opinion of Locke Lord LLP as to the legality of the securities registered hereunder.

10.1	2016 Employee Stock Purchase Plan (filed as Exhibit 10.1 to our Quarterly Report on Form 10-Q for the fiscal quarter ended January 2, 2016 (File No. 0-18059) and incorporated herein by reference).

23.1	Consent of Locke Lord LLP (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP, an independent registered public accounting firm.

24.1	Power of Attorney (contained on the signature page hereto).